                                           SCHEDULE 14C
                                           (Rule 14c-101)

                           INFORMATION REQUIRED IN INFORMATION STATEMENT

                                      SCHEDULE 14C INFORMATION

             Information Statement Pursuant To Section 14(c) of the Securities
                            Exchange Act of 1934 (Amendment No.      )


Check the appropriate box:

/   /  Preliminary information statement   /   /  Confidential, for use of the
                                                  Commission only (as permitted
                                                  by Rule 14c-5(d)(2))
/ X /  Definitive information statement


                                     PUBCO CORPORATION
                       (Name of Registrant as Specified in Its Charter)


   Payment of Filing Fee (Check the appropriate box):

   / X /  No fee required.

   /   /  Fee computed on table below per Exchange Act Rules 14c-5(g) and O-11.

   (1)    Title of each class of securities to which transaction applies:

   (2)    Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4)    Proposed maximum aggregate value of transaction:

   (5)    Total fee paid:


   /   /  Fee paid previously with preliminary materials.

   /   /  Check box if any part of the fee is offset as provided by Exchange
   Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)    Amount Previously Paid:

   (2)    Form, Schedule or Registration Statement No.:

   (3)    Filing Party:

   (4)    Date Filed:

                   P U B C O   C O R P O R A T I O N

                           3830 Kelley Avenue
                         Cleveland, Ohio  44114




                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                            September 9, 1999



    Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Pubco Corporation (the "Company") will be held at the Ramada Inn, I-295 and Route 13 North, New Castle, Delaware 19720 on September 9, 1999, at 11:00 A.M. Eastern Time to consider and act upon the following:

         1. Election of a Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

         2.   Proposal to approve an amendment to the 1998 Equity
Incentive Plan to increase the number of shares that may be the subject of awards thereunder.

         3.   Such other matters as may properly come before the Meeting.

    Stockholders of record of the Company's Common Stock and Class B Stock at the close of business on August 2, 1999, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Meeting or at any adjournment thereof.

                                    By Order of the Board of Directors


                                            Stephen R. Kalette
                                               Secretary


Cleveland, Ohio
August 4, 1999






                   SEE INFORMATION STATEMENT ENCLOSED

                      P U B C O   C O R P O R A T I O N

                              3830 Kelley Avenue
                            Cleveland, Ohio  44114



                            INFORMATION STATEMENT



                        ANNUAL MEETING OF STOCKHOLDERS
                              September 9, 1999

                                                               August 4, 1999

Matters to be Considered at the Meeting

    This Information Statement is furnished by Pubco Corporation, a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders to be held September 9, 1999, and at all adjournments thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company's Annual Report for the year ended December 31, 1998 is being mailed together with this Information Statement on or about August 6, 1999. Stockholders of record as of the close of business on August 2, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting.

    The only business which the Board of Directors intends to present or knows that others will present at the Meeting is as set forth in the attached Notice of Annual Meeting of Stockholders.

Voting

    Holders of record at the close of business on the Record Date of the Company's issued and outstanding Common Stock, par value $.01 per share ("Common Stock"), will be entitled to one vote for each share held and holders of record at the close of business on the Record Date of the Company's Class B Stock, par value $.01 per share ("Class B Stock"), will be entitled to 10 votes for each share held. As of July 27, 1999, the Company had 3,199,161 shares of Common Stock outstanding and 553,312 shares of Class B Stock outstanding.

    A stockholder who has indicated his intention to vote for the six nominees for the Board of Directors named herein and for approval of the amendment to the 1998 Equity Incentive Plan beneficially owns shares entitled to approximately 82% of all possible votes in such election, thereby assuring election of the six nominees and approval of the amendment to the 1998 Equity Incentive Plan.



                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of July 27, 1999 (i) the number of shares of the Company's stock owned, directly or indirectly, by each Director of the Company and by all Directors, Director nominees and officers as a group, and (ii) the number of shares of the Company's stock held by each person who was known by the Company to beneficially own more than 5% of the Company's stock:

                               Common Stock                    Class B Stock         Aggregate
                      Amount and Nature               Amount and Nature              Percent of
                        of Beneficial    Percent of     of Beneficial    Percent of    Voting
Name of Holder         Ownership (1)(2)     Class      Ownership (1)(2)     Class      Power

Glenn E. Corlett                  --         --                  --           --         --
Harold L. Inlow                   --         --                  --           --
Stephen R. Kalette               166          *              13,759          2.5        1.6
Robert H. Kanner (3)       2,066,894       64.6             514,044         92.9       82.5
William A. Dillingham          3,725          *                  --           --         --
Jack Howard (4)                5,000          *                  --           --         --
Leo L. Matthews (5)               --         --                  --           --         --
   3830 Kelley Avenue
   Cleveland, Ohio 44114

All Directors, nominees
  and officers as a group  2,075,935       64.9             527,803         95.4       84.2
  (9 persons) (3)

FMR Corp. (6)
   82 Devonshire Street
   Boston, MA 02109          319,500        9.9                  --           --        3.7

* indicates less than 1%.

(1) Each owner has sole voting and investment power with respect to the shares beneficially owned by him.

(2) Class B Stock is convertible into Common Stock on a share for share basis. Therefore, ownership of Class B Stock may also be deemed to be beneficial ownership of the same number of shares of Common Stock.

(3) Does not include 800 shares of Common Stock owned by Mr. Kanner as custodian for his children, as to which shares he disclaims beneficial ownership.

(4) Does not include 1,100 shares of Common Stock owned by Mr. Howard's wife as custodian for his children, as to which shares he disclaims beneficial ownership.

(5) Mr. Matthews owns approximately 3.6% of the Common Stock of the Company's subsidiary, Allied Construction Products, Inc.

(6) Information concerning FMR Corp. is based upon disclosure contained in a Schedule 13G mailed to the Company on February 1, 1999.

                         ELECTION OF DIRECTORS

    Six Directors are to be elected for the ensuing year to hold office until the next Annual Meeting of Stockholders and until their successors are elected and shall qualify. Mr. Corlett, Mr. Dillingham, Mr. Inlow, Mr. Kalette and Mr. Kanner are currently serving as Directors of the Company having been elected to the Board of Directors at the 1998 Annual Meeting of Stockholders. Mr. Howard has been nominated as a Director of the Company. Election as a Director requires the favorable vote of the majority of the votes of the Common Stock and Class B Stock (voting together as a single class) voting at the election of Directors.

Information Concerning Nominees

Name, Age and Position                    Principal Occupation
with the Company                          During Last Five Years

Glenn E. Corlett           Dean of the College of Business at Ohio University
  55, Director since       in Athens, Ohio since July 1, 1997.  Between
  1997, Member of the      November, 1996 and June, 1997, Mr. Corlett was an
  Audit Committee          independendent business consultant in Cleveland,
                           Ohio. For more than five years prior to November, 1996, Mr. Corlett was the Executive Vice President and Chief Operating Officer of N. W. Ayer,
                           Incorporated, a New York City-based advertising agency he joined in 1990.

William A. Dillingham      President of the Company's computer printer and
  56, Director since       labeling supplies businesses for more than 10 years.
  1997, President of
  the Company's computer
  printer and labeling
  supplies businesses.

Jack Howard                Principal of Mutual Securities, Inc., an NASD
 38, Director Nominee      registered Broker/Dealer for more than the past
                           five years.  Director of Gateway Industries, Inc.
                           and Roses Holdings, Inc.

Harold L. Inlow            Independent business consultant since January 1,
  65, Director since       1995.  For more than 25 years prior to January 1,
  1997, Member of the      1995, Mr. Inlow was the President of the Company's
  Audit Committee          Kline's Department Store subsidiary.

Stephen R. Kalette         Director and executive officer of the Company since
  49, Director since       April, 1984.
  1983, Vice President,
  Administration, General
  Counsel & Secretary

Robert H. Kanner           Director and executive officer of the Company since
  51, Director since       December, 1983.
  1983, Chairman,
  President & CEO

Board of Directors

    The Board of Directors establishes broad corporate policies which are carried out by the officers of the Company who are responsible for day-to-day operations. In 1998, the Board held two meetings and took action by unanimous written consent on two other occasions. No Director was absent during the year from any of the meetings of the Board of Directors or of any of the committees of the Board on which he served.

Committees of the Board of Directors

    The Company has a standing Audit Committee. The Audit Committee consists of Mr. Corlett and Mr. Inlow . The Audit Committee (i) reviews the internal controls of the Company and its financial reporting; (ii) meets with the Treasurer and such other officers as it, from time to time, deems necessary;
(iii) meets with the Company's independent public accountants and reviews the scope and results of auditing procedures, the degree of such auditors' independence, audit and non-audit fees charged by such accountants, and the adequacy of the Company's internal accounting controls; and (iv) recommends to the Board the appointment of the independent accountants.

Compensation of Directors

    The Company pays its outside Directors an annual fee of $15,000, payable monthly. The Company also reimburses its Directors for any expense reasonably incurred while performing services for the Company. Directors who are employees of the Company or otherwise receive compensation from the Company do not receive any fee for acting as Directors of the Company.

Other Executive Officers

    Leo L. Matthews, age 59, has been President of Allied since it was acquired in March, 1993.

    Maria Szubski, age 40, was named the Company's Chief Financial Officer on June 30, 1999. She has been employed by the Company as an accountant for more than the past five years.

Certain Transactions

    The Company leases a general purpose 312,000 square foot building in Cleveland, Ohio (the "Building") on a triple net basis. The premises are used for executive and administrative facilities, computer printer supplies and labeling supplies manufacturing and administrative operations, and Allied's manufacturing and administrative operations. The Company subleases a portion of the building to an unrelated party. The annual rental for the Building is approximately $548,700. The Partnership that owns the Building is 80% owned and controlled by Mr. Kanner. Mr. Dillingham, Mr. Kalette and five other individuals have a minority interest in the Partnership.

                           MANAGEMENT COMPENSATION

Summary Compensation Table

     The following table discloses compensation paid or accrued, during each of the Company's last three fiscal years, to the Company's Chief Executive Officer and to its other executive officers.
                                                                 Long-Term Compensation
                                  Annual Compensation                Awards        Payouts
      Name and                                  Other Annual  Restricted            LTIP     All Other
      Principal                        Bonus    Compensation  Stock       Options  Payouts  Compensation
      Position       Year  Salary($)    ($)         ($)       Awards ($)  SARs(#)   ($)         ($)
Robert H. Kanner(3)
     Chairman, CEO,   1998  $525,000      ---     $74,710(4)       ---       ---      ---   $181,605(1,2,5)
     President &      1997   525,000      ---      72,014          ---       ---      ---    184,691
     CFO              1996   525,000      ---      64,917          ---       ---      ---    185,560

Stephen R. Kalette
     VP-Admin.,       1998  $330,000      ---     $27,600(6)       ---       ---      ---   $ 35,757(1,2)
     General Counsel  1997   330,000      ---      26,416          ---       ---      ---     35,799
     & Secretary      1996   330,000      ---      25,022          ---       ---      ---     35,076

William A. Dillingham(7)
     President of     1998  $450,000      ---     $10,091(7)       ---       ---      ---   $ 31,000(2,8)
     Buckeye Division 1997   450,000      ---       5,473          ---       ---      ---     31,000
                      1996   450,000      ---       7,284          ---       ---      ---     30,000

Leo L. Matthews(9)
     President of     1998  $130,000   $ 70,000   $ 5,703(10)      ---       ---      ---   $ 11,000(11)
     Allied           1997   130,000     90,900     5,163          ---       ---      ---     10,847
                      1996   120,000     85,055     5,459          ---       ---      ---      7,200

(1)      In 1988, the Company adopted a non-qualified plan to provide retirement benefits for executive officers and other key employees.  The plan provides benefits upon retirement, death or disability of the participant and benefits are subject to a restrictive vesting schedule.
         $58,505 in 1998, $58,291 in 1997 and $57,660 in 1996 of the amounts shown in the table for Mr.
         Kanner and $34,757 in 1998, $34,799 in 1997 and $35,076 in 1996 of the amounts shown in the table for Mr. Kalette are amounts contributed to such plan for the benefit of such executive officers with respect to the years noted.  Vesting of benefits under the plan is phased in over 20 years and only a portion of the amount contributed for each year has fully vested.

(2)      In 1997, the Company adopted a 401-K plan to provide retirement benefits for employees of Pubco and the Company's printer supplies business, including officers.  Participating employees make
         voluntary contributions to the Plan, a portion of which the Company matches.   Of the amounts
         shown in the 1998 and 1997 tables for Mr. Kalette and Mr. Kanner, $1,000 was contributed by Pubco to such plan.  Of the amount shown in the 1998 and 1997 tables for Mr. Dillingham, $1,000 was contributed by Buckeye to such plan.  Vesting of benefits under the plan is phased in over six years.



(3)      Mr. Kanner deferred his entire salary for each of the years reported under the terms of deferred compensation plans established for his benefit.  The amounts reported for each year are the amounts deferred for that year.  As compensation is earned by
         Mr. Kanner, it is paid by the Company to deferred compensation trusts.  These amounts are being distributed to Mr. Kanner by the trusts in accordance with the terms of the deferred compensation plans.

(4)      Of the amount shown in the table, $70,258 in 1998, $67,620 in 1997 and $61,370 in
         1996 represents the premiums on life insurance paid for by the Company on Mr.
         Kanner's life, and for which the Company is not a beneficiary; and $4,452 in 1998,
         $4,394 in 1997 and $3,547 in 1996 represents the cost of providing Mr. Kanner with use of an automobile during the year.

(5)      Of the amount reflected, $122,100 in 1998, $125,400 in 1997 and $127,900 in 1996
         represents a payment by the Company toward the premium on split dollar life insurance on Mr. Kanner's life and for which the Company is not the beneficiary.
         The amounts will be repaid to the Company out of the death proceeds from such policy.

(6)      Of the amount shown in the table, $23,085 in 1998, $22,210 in 1997 and $21,396 in
         1996 represents the premiums on life insurance paid for by the Company on Mr.
         Kalette's life, and for which the Company is not a beneficiary; and $4,057 in 1998,
         $3,725 in 1997 and $3,154 in 1996 represents the cost of providing Mr. Kalette with use of an automobile during the year

(7)      All of the amounts shown as paid to or for Mr. Dillingham were paid by the Company's printer supplies business.  Of the amount shown in the table, $4,425 in 1998, $3,885 in 1997 and $3,535 in 1996 represents the premiums on life insurance paid for by the
         Company's printer supplies business on Mr. Dillingham's life, and for which it is not a beneficiary; and $5,666 in 1998, $1,588 in 1997 and $3,749 in 1996  represents the cost of providing Mr. Dillingham with use of an automobile during the year.

(8)      In 1988, the Company's printer supplies business adopted a non-qualified plan to provide retirement benefits for executive officers and other key employees.  The plan provides benefits upon retirement, death or disability of the participant and benefits are subject to arestrictive vesting schedule.  Of the amount shown in the table for Mr. Dillingham, $30,000 was contributed to such plan for the benefit of such executive officer with respect to each of the years noted.  Vesting of benefits under the plan is phased in over 20 years and only a portion of the amount contributed for each year has fully vested.

(9)      All of the amounts shown as paid to or for Mr. Matthews were paid by the Company's construction products business.  Mr. Matthews has an employment agreement with such business providing for a minimum $130,000 per year base salary; a share of Allied's earnings in excess of its operating plan earnings, if any, and discretionary bonuses.

(10)     Of the amount shown in the table, $1,710 in 1998, $1,710 in 1997 and $1,710 in 1996 represents the premiums on life insurance paid for by the construction products business on Mr. Matthew's life, and for which it is not a beneficiary; and $3,993 in
         1998, $3,453 in 1997 and $3,749 in 1996 represents the cost of providing Mr.
         Matthews with use of an automobile during that year.



(11)     In 1993, the Company's construction products business adopted a 401-K plan (with a profit sharing component) to provide retirement benefits for its employees, including officers.  Participating employees make voluntary contributions to the
         Plan, a portion of which such business matches.   All of the amount shown in the
         table for Mr. Matthews was contributed by Allied to such plan.  Vesting of benefits under the plan is phased in over three years.

Unless covered by an employment agreement with the Company, officers serve for one year terms or until their respective successors are duly elected and qualified.

1998 Equity Incentive Plan

    In July, 1998, the Board of Directors adopted the Company's 1998 Equity Incentive Plan, subject to approval by the Company's stockholders which was obtained at the Annual Meeting of Stockholders held on September 14, 1998. The Plan provides for the grant of (i) incentive and non-statutory stock options, (ii) stock bonuses, (iii) rights to purchase restricted stock, and (iv) stock appreciation rights, to key employees, officers and consultants of the Company and its affiliates. The maximum number of shares of Common Stock issuable under the Plan as approved by the stockholders is 200,000. No stock awards were issued under the Plan during 1998. During 1999, the Board amended the Plan, subject to stockholder approval within 12 months of the date of the amendment, to increase the number of shares issuable under the Plan by 120,000 shares to 320,000 shares. See, "Approval of the Amendment to 1998 Equity Incentive Plan". Also in 1999, the Board issued non-statutory stock options to purchase 240,000 shares at $9.00 per share, 40,000 of which are subject to approval of the amendment by the stockholders. Mr. Dillingham, Mr. Kalette and Ms. Szubski were issued options to purchase 100,000, 20,000 and 10,000 shares, respectively, under the Plan. Other officers and non-officer employees of the Company were issued options to purchase a total of 110,000 shares. None of such options are presently exercisable.

      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As Directors of the Company, Mr. Kanner and Mr. Kalette participate in Board of Directors' deliberations and decisions concerning executive officer compensation. Mr. Kanner and Mr. Kalette are executive officers of the Company.

    The Statement of the Board of Directors Regarding Executive Compensation and the Stock Performance Charts which follow shall not be deemed incorporated by reference by any general statement incorporating by reference this Information Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                   STATEMENT OF THE BOARD OF DIRECTORS
                     REGARDING EXECUTIVE COMPENSATION

    The compensation of the Company's executive officers is not, as a matter of course, directly determined by Company performance through objective criteria; although Mr. Matthews' employment arrangement includes participation in a bonus pool related to the performance of Allied and Mr. Matthews' compensation may include discretionary bonuses.

    Several years ago the Board set Mr. Kanner's and Mr. Kalette's compensation at levels it determined were appropriate based upon the nature of their respective responsibilities and their willingness to work for the Company at such compensation levels. The Board did not formally review Mr. Kanner's or Mr. Kalette's compensation for 1998 and their compensation is expected to remain the same until further review by each of them and the other Directors. Future adjustment to Mr. Kanner's and Mr. Kalette's compensation, if any, would be based upon a change in their respective levels of responsibilities and the size and scope of the Company's operations.


                                            Glenn E. Corlett

                                            William A. Dillingham

                                            Harold L. Inlow

                                            Robert H. Kanner

                                            Stephen R. Kalette



        APPROVAL OF THE AMENDMENT TO 1998 EQUITY INCENTIVE PLAN

    In July 1998, the Board of Directors adopted the Company's 1998 Equity Incentive Plan (the "Plan") subject to approval by the Company's stockholders. The Plan was approved by the Company's Stockholders at the September, 1998 Annual Meeting.

    Stockholders are requested in this proposal to approve an amendment to the Plan which will increase to 320,000 the number of shares that may be the subject of awards. The Company believes that its ability to provide employees with attractive equity-based incentives is critical in allowing it to attract and retain qualified individuals. The Company believes that the grant of stock options encourages employees to build long-term stockholder value. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Plan. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Mr. Kanner has announced his intention to vote for approval of the amendment to the Plan, thereby assuring stockholder approval. The Plan was attached as Appendix A to the Company's Information Statement dated August 17, 1998 to which reference is hereby made for the Plan's terms.

    In 1999, the Board of Directors issued non-statutory stock options to purchase 240,000 shares at $9.00 per share, 40,000 of which are subject to approval of this amendment by the stockholders. Mr. Dillingham, Mr. Kalette and Ms. Szubski were issued options to purchase 100,000, 20,000 and 10,000 shares, respectively, under the Plan. Other officers and non-officer employees of the Company were issued options to purchase a total of 110,000 shares. None of such options are presently exercisable.

Summary of Terms of the Plan

General

    The Plan provides for the grant of (i) both incentive and nonstatutory stock options, (ii) stock bonuses, (iii) rights to purchase restricted stock, and (iv) stock appreciation rights (collectively, "Stock Awards"). Incentive stock options granted under the Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a general discussion of the tax treatment of incentive and nonstatutory stock options.

Purpose

    The Plan was adopted to (i) provide a means by which selected officers and employees of and consultants to the Company and its affiliates could be given an opportunity to benefit from increases in the value of the stock of the Company, (ii) assist in retaining the services of employees holding key positions as well as secure and retain the services of persons capable of filling such positions and (iii) provide incentives for such persons to exert maximum efforts for the success of the Company.

Administration

    The Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the Plan and, subject to the provisions of the Plan, to determine the persons to whom and the dates on which Stock Awards will be granted; whether a Stock Award will be an incentive stock option, a nonstatutory stock option, a stock bonus, a right to purchase restricted stock, a stock appreciation right or a combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; whether a person shall be permitted to receive stock upon exercise of an independent stock appreciation right; and the number of shares with respect to which a Stock Award shall be granted to each such person. The Board of Directors is authorized to delegate administration of the Plan to a committee composed of not fewer than two members of the Board. As used herein with respect to the Plan, the "Board" refers to any such committee as well as to the Board of Directors itself.

Eligibility

    Incentive stock options may be granted under the Plan only to Employees (including officers) of the Company and its affiliates. Other Stock Awards may be granted under the Plan only to employees (including officers) of and consultants to the Company and its affiliates.

    No incentive stock option may be granted under the Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

Stock Subject to the Plan

    The maximum number of shares of Common Stock issueable under the Plan is currently 200,000, subject to adjustment for certain corporate events. The amendment, if adopted, would increase that number to 320,000. If any Stock Award granted under the Plan expires or otherwise terminates, in full or in part, without being exercised in full, the Common Stock not acquired pursuant to such Stock Award again becomes available for issuance under the Plan.

Terms of Options

    The following is a description of the permissible terms of options under the Plan. Individual option grants may be more or less restrictive as to any or all of the permissible terms described below.

    Exercise Price; Payment. The exercise price of incentive stock options under the Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the Plan is determined by the Board. The closing price of the Company's Common Stock as reported on the Nasdaq Small Cap Market on July 30, 1999 was $8.8125 per share.

    In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. To the extent required by Section 162(m), an option repriced under the Plan is deemed to be cancelled and a new option granted.

    The exercise price of options granted under the Plan must be paid either: (i) in cash ; (ii) by delivery of other Common Stock of the Company or (iii) pursuant to a deferred payment arrangement or in any other form of legal consideration.

    Option Exercise. Options granted under the Plan may become exercisable ("vest") in cumulative increments as determined by the Board. Unless the Board determines otherwise at the time of grant, shares covered by options under the Plan vest at the rate of 25% of the shares subject to the option on the first anniversary of the date of grant and 25% of such shares at the end of each of the next three anniversaries thereafter during the optionee's employment or provision of services as a consultant. To the extent provided by the terms of an option, and in the discretion of the Board, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering the already-owned stock of the Company or by a combination of these means.

    Term. The maximum term of options under the Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Plan terminate three months after termination of the optionee's employment or relationship as a consultant of the Company or any affiliate of the Company, unless (i) such termination is due to such person's permanent and total disability (as defined in the Code), in which case it may be exercised (to the extent the option was exercisable at the time of disability) at any time within one year of such termination (or expiration, if earlier); (ii) the optionee dies while employed by or serving as a consultant of the Company or any affiliate of the Company, or within a period specified by the option after termination of such relationship, in which case the option may be exercised (to the extent the option was exercisable at the time of the optionee's death) within the period ending on the earlier of twelve (12) months after the optionee's death or the expiration of the term of the option by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

Terms of Stock Bonuses and Purchases of Restricted Stock

    The following is a description of the permissible terms of stock bonuses and restricted stock purchase agreements under the Plan. The terms and conditions of stock bonus or restricted stock purchase agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each stock bonus or restricted stock purchase agreement includes the substance of each of the following provisions as appropriate:

    Purchase Price. The purchase price under each restricted stock purchase agreement is such amount as the Board may determine and designate in such agreement but in no event may the purchase price be less than eighty-five percent (85%) of the stock's fair market value on the date such award is made. Notwithstanding the foregoing, the Board may determine that eligible participants in the Plan may be awarded stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company for its benefit.

    Vesting. Shares of stock sold or awarded under the Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

    Termination of Employment. In the event a participant's continuous status as an employee terminates, the Company may repurchase or otherwise re-acquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

Stock Appreciation Rights

    The three types of Stock Appreciation Rights that are authorized for issuance under the Plan are as follows:

    Tandem Stock Appreciation Rights. Tandem stock appreciation rights may be granted appurtenant to an option, and are generally subject to the same terms and conditions applicable to the particular option grant to which they pertain. Tandem stock appreciation rights require the holder to elect between the exercise of the underlying option for shares of stock and the surrender, in whole or in part, of such option for an appreciation distribution. The appreciation distribution payable on the exercised tandem right is in cash (or, if so provided, in an equivalent number of shares of stock based on fair market value on the date of the option surrender) in an amount up to the excess of (i) the fair market value (on the date of the option surrender) of the number of shares of stock covered by that portion of the surrendered option in which the optionee is vested over (ii) the aggregate exercise price payable for such vested shares.

    Concurrent Stock Appreciation Rights. Concurrent stock appreciation rights may be granted appurtenant to an option and may apply to all or any portion of the shares of stock subject to the underlying option and are generally subject to the same terms and conditions applicable to the particular option grant to which they pertain. A concurrent right is exercised automatically at the same time the underlying option is exercised with respect to the particular shares of stock to which the concurrent right pertains. The appreciation distribution payable on an exercised concurrent right is in cash (or, if so provided, in an equivalent number of shares of stock based on fair market value on the date of the exercise of the concurrent right) in an amount equal to such portion as shall be determined by the Board at the time of the grant of the excess of (i) the aggregate fair market value (on the date of the exercise of the concurrent right) of the vested shares of stock purchased under the underlying option which have concurrent rights appurtenant to them over (ii) the aggregate exercise price paid for such shares.

    Independent Stock Appreciation Rights. Independent stock appreciation rights may be granted independently of any option and are generally subject to the same terms and conditions applicable to nonstatutory stock options. The appreciation distribution payable on an exercised independent right may not be greater than an amount equal to the excess of (i) the aggregate fair market value (on the date of the exercise of the independent right) of a number of shares of Company stock equal to the number of share equivalents in which the holder is vested under such independent right, and with respect to which the holder is exercising the independent right on such date, over (ii) the aggregate fair market value (on the date of the grant of the independent right) of such number of shares of Company stock. The appreciation distribution payable on the exercised independent right is in cash or, if so provided, in an equivalent number of shares of stock based on fair market value on the date of the exercise of the independent right.

Adjustment Provisions

    If there is any change in the stock subject to the Plan or subject to any Stock Award granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or transaction not involving the receipt of consideration by the Company), the Plan and Stock Awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding Stock Awards.

Effect on Certain Corporate Events

    The Plan provides that, in the event of a dissolution, liquidation, sale of substantially all of the assets of the Company, a specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume Stock Awards outstanding under the Plan or substitute similar Stock Awards for those outstanding under the Plan, or such outstanding Stock Awards will continue in full force and effect. In the event that any surviving corporation declines to assume or continue Stock Awards outstanding under the Plan, or to substitute similar Stock Awards, then with respect to Stock Awards held by persons then performing services as employees, directors or consultants, the Stock Awards will become immediately vested and will terminate if not exercised prior to such corporate event. The acceleration of a Stock Award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment and Termination

    The Board may suspend or terminate the Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Plan will terminate on July 17, 2008.

    The Board may also amend the Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422 or 162(m) of the Code, if applicable, or Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) increase the number of shares reserved for issuance upon exercise of options; or (iii) change any other provision of the Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section
422 of the Code. The Board may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Restrictions on Transfer

    Under the Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee. A nonstatutory stock option may not be transferred except by will or by the laws of descent and distribution or pursuant to a "qualified domestic relations order" or as otherwise approved by the Board. In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate. No rights under a stock bonus or restricted stock purchase agreement shall be transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order satisfying the requirements of Rule 16b-3 and any administrative interpretations or pronouncements thereunder, so long as stock awarded under such agreement remains subject to the terms of the agreement.

Federal Income Tax Information

    Incentive Stock Options. Incentive stock options under the Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

    If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options.

    To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    Nonstatutory Stock Options. Nonstatutory stock options granted under the Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options.

    Restricted Stock and Stock Bonuses. Restricted stock and stock bonuses granted under the Plan generally have the following federal income tax consequences:

    Upon acquisition of stock under a restricted stock or stock bonus award, the recipient normally will not recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. To the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock pursuant to Section 83(b) of the Code. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year from the date ordinary income is measured. Slightly different rules may apply to persons who acquire stock subject to forfeiture.

    Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the recipient.

    Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconcilation Act of 1993, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards under the Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with applicable Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that certain conditions are met.

                         STOCK PERFORMANCE CHART

    The following chart is a comparison of the Cumulative Total Return on the Company's Common Stock over the five year period ending December 31, 1998, with the Cumulative Total Return on the Center for Research in Security Prices ("CRSP") Index for Nasdaq Stock Market (US Companies) and a self-determined peer group.

"  Date  "  " Company"  " Market" " Market" "   Peer" "Peer "
"        "  " Index  "  " Index " " Count " "  Index" "Count"
"12/31/92",   100.000,   100.000,    3929,   100.000,      7
"01/29/93",   112.195,   102.846,    3917,   102.494,      7
"02/26/93",   102.439,    99.010,    3948,   106.188,      7
"03/31/93",   107.317,   101.875,    3973,   104.966,      7
"04/30/93",   110.976,    97.528,    4008,   104.396,      7
"05/28/93",   104.878,   103.350,    4036,   106.959,      7
"06/30/93",    92.683,   103.826,    4072,   105.490,      7
"07/30/93",    87.805,   103.949,    4104,   108.416,      7
"08/31/93",   102.439,   109.321,    4139,   116.559,      7
"09/30/93",   121.951,   112.577,    4174,   116.772,      7
"10/29/93",   107.317,   115.107,    4221,   119.773,      7
"11/30/93",   102.439,   111.676,    4304,   117.836,      7
"12/31/93",   104.878,   114.790,    4376,   122.639,      7
"01/31/94",   109.756,   118.274,    4400,   121.756,      7
"02/28/94",   102.439,   117.170,    4439,   118.769,      7
"03/31/94",   112.195,   109.964,    4491,   112.854,      7
"04/29/94",   106.098,   108.537,    4520,   109.119,      7
"05/31/94",   104.878,   108.802,    4562,   110.545,      7
"06/30/94",   103.659,   104.822,    4576,   107.579,      7
"07/29/94",    97.561,   106.972,    4594,   111.414,      7
"08/31/94",   103.659,   113.792,    4612,   118.352,      7
"09/30/94",   112.195,   113.501,    4615,   110.076,      7
"10/31/94",    97.561,   115.732,    4637,   109.952,      7
"11/30/94",   104.878,   111.892,    4653,   102.890,      7
"12/30/94",   107.317,   112.206,    4658,   106.503,      7
"01/31/95",    92.683,   112.835,    4648,   107.848,      7
"02/28/95",   100.000,   118.802,    4650,   112.275,      7
"03/31/95",   107.317,   122.325,    4644,   117.178,      7
"04/28/95",    97.561,   126.177,    4655,   120.577,      7
"05/31/95",    97.561,   129.432,    4654,   126.692,      7
"06/30/95",    87.805,   139.922,    4671,   128.133,      7
"07/31/95",   107.317,   150.207,    4690,   138.356,      7
"08/31/95",   104.878,   153.252,    4713,   135.003,      7
"09/29/95",   107.317,   156.777,    4709,   135.542,      7
"10/31/95",   112.195,   155.878,    4747,   132.315,      7
"11/30/95",   117.073,   159.538,    4779,   137.695,      7
"12/29/95",   117.073,   158.688,    4819,   135.853,      7
"01/31/96",   125.610,   159.470,    4809,   142.716,      7
"02/29/96",   134.146,   165.539,    4839,   148.712,      7
"03/29/96",   129.268,   166.088,    4878,   148.561,      7
"04/30/96",   151.220,   179.868,    4923,   154.890,      7
"05/31/96",   158.537,   188.126,    4981,   160.113,      7
"06/28/96",   163.415,   179.646,    5034,   161.128,      7
"07/31/96",   148.781,   163.650,    5066,   155.691,      7
"08/30/96",   153.659,   172.819,    5090,   156.493,      7
"09/30/96",   153.659,   186.037,    5096,   169.990,      7
"10/31/96",   153.659,   183.983,    5138,   163.082,      7
"11/29/96",   158.537,   195.356,    5180,   178.908,      7
"12/31/96",   143.902,   195.180,    5176,   172.893,      7

"01/31/97",   141.463,   209.053,    5161,   186.226,      7
"02/28/97",   151.220,   197.490,    5170,   194.706,      7
"03/31/97",   151.220,   184.596,    5168,   192.466,      7
"04/30/97",   162.195,   190.368,    5155,   194.310,      7
"05/30/97",   164.634,   211.941,    5148,   205.090,      7
"06/30/97",   160.976,   218.431,    5132,   213.927,      7
"07/31/97",   173.171,   241.488,    5127,   239.804,      7
"08/29/97",   215.854,   241.118,    5116,   223.789,      7
"09/30/97",   207.317,   255.384,    5106,   228.147,      7
"10/31/97",   210.976,   242.157,    5114,   211.895,      7
"11/28/97",   209.756,   243.370,    5130,   214.938,      7
"12/31/97",   202.439,   239.480,    5081,   219.585,      7

                          INDEPENDENT AUDITORS

    Ernst & Young LLP was the Company's independent auditor for the fiscal year 1998. The Company has been advised by Ernst & Young that neither the firm nor any of its associates has any relationship with the Company or any affiliate of the Company other than the usual relationship that exists between independent auditor and client. A representative of that firm might be present at the Meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from stockholders.


                        By Order of the Board of Directors


                                Stephen R. Kalette
                                    Secretary






                            FORM 10-K REPORT

    IN ADDITION TO ITS ANNUAL REPORT TO STOCKHOLDERS, THE COMPANY FILES AN ANNUAL REPORT WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K. STOCKHOLDERS MAY OBTAIN A COPY WITHOUT EXHIBITS WITHOUT CHARGE BY WRITING TO THE COMPANY, ATTENTION: STEPHEN R. KALETTE, SECRETARY, PUBCO CORPORATION, 3830 KELLEY AVENUE, CLEVELAND, OHIO 44114. COPIES OF EXHIBITS MAY BE OBTAINED AT $0.25 PER PAGE TO COVER THE COMPANY'S COSTS IN FURNISHING SUCH COPIES.